Exhibit 99(a)(5)(F)

[THE SHAW GROUP INC. LOGO]

FOR IMMEDIATE RELEASE

CONTACT:	Laurie LaChiusa Vice President, Investor Relations & Corporate Communications 225.932.2500

THE SHAW GROUP INC. ANNOUNCES FINAL RESULTS OF TENDER OFFER

FOR OUTSTANDING LIQUID YIELD OPTION™ NOTES

Baton Rouge, Louisiana, November 19, 2003 — The Shaw Group Inc. (NYSE: SGR) (“Shaw” or “the Company”) today announced that it has completed its tender offer (“the Offer”) for $373.4 million aggregate principal amount at maturity (current accreted value of $252.7 million) of its outstanding Liquid Yield Option™ Notes due 2021 (Zero Coupon — Senior) (the “LYONs”). The Offer commenced on October 20, 2003 and expired at midnight Eastern Time on Monday, November 17, 2003.

Pursuant to Shaw’s Offer to purchase LYONs at $675 per $1,000 principal amount at maturity, $280.4 million aggregate principal amount at maturity (current accreted value of $189.8 million) of LYONs were tendered and not withdrawn prior to the expiration of the Offer. Shaw accepted the tendered LYONs for a total aggregate purchase price of $190.0 million, including transaction fees. After giving effect to this repurchase, approximately $93 million aggregate principal amount at maturity of LYONs remain outstanding.

Shaw funded the repurchase of the tendered LYONs with cash raised from its offering of 23 million shares of common stock, which closed on October 29, 2003 and generated net proceeds of $218.5 million. Shaw intends to use the remaining net proceeds of $28.5 million from the equity offering together with cash on hand for the future repurchase of the remaining LYONs.

On May 1, 2004, the first date on which the holders may require the Company to repurchase the LYONs, the aggregate accreted value of the outstanding LYONs will be $63.9 million.

Credit Suisse First Boston LLC acted as dealer-manager, D.F. King & Co., Inc. acted as the information agent, and The Bank of New York served as the depositary in connection with the Offer.

This announcement is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell securities with respect to any LYONs.

The Shaw Group Inc. is a leading provider of consulting, engineering, construction, remediation and facilities management services to government and private sector clients in the environmental, infrastructure and homeland security markets. Shaw is also a vertically integrated provider of comprehensive engineering, consulting, procurement, pipe fabrication, construction and maintenance services to the power and process industries worldwide. The Company is headquartered in Baton Rouge, Louisiana and employs approximately 14,800 people at its offices and operations in North America, South America, Europe, the Middle East and the Asia-Pacific region. Additional information on The Shaw Group is available at www.shawgrp.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained herein that are not historical facts (including without limitation statements to the effect that the Company or its management “believes,” “expects,” “anticipates,” “plans,” or other similar expressions) and statements related to revenues, earnings, backlog, or other financial information or results are forward-looking statements based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions and are subject to change based upon various factors. Should one or more of such risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. A description of some of the risks and uncertainties that could cause actual results to differ materially from such forward-looking statements can be found in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including its Form 10-K and Form 10-Q reports, and on the Company’s website under the heading “Forward Looking Statement”. These documents are also available from the Securities and Exchange Commission or from the Investor Relations department of Shaw. For more information on the company and announcements it makes from time to time on a regional basis visit our website at www.shawgrp.com.

# # #